Exhibit 5.1

March 12, 2021

SmartKem, Inc.

Manchester Technology Center, Hexagon Towet

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

Ladies and Gentlemen:

We have acted as special U.S. securities law counsel for SmartKem, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition by certain selling stockholders named therein (the “Selling Stockholders”) of (i) 25,437,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) that have been issued (the “Shares”) and (ii) 3,153,533 shares of Common Stock that are issuable upon exercise of outstanding warrants (the “Warrants”) issued by the Company (such shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as filed as Exhibit 3.3 to the Registration Statement, as currently in effect, (ii) the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, as currently in effect, (iii) the Registration Statement and related Prospectus and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefore specified in the respective Warrants), will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP